THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

                                                 Nine Months Ended       Year Ended
                                                   September 30,         December 31
                                               1996              1995           1995
Cash flows from operating activities:
  Net income                                $1,404,000     $2,888,000     $3,358,000
  Add (deduct) items not affecting cash:
    Depreciation and amortization               36,000        250,000        252,000
    Deferred income taxes                      441,000      1,119,000      1,404,000
    Gain on sale of assets                                 (1,293,000)    (1,293,000)
    Equity in earnings of
      First Indiana Corporation             (2,012,000)    (3,008,000)    (3,938,000)
    Dividends received from First Indiana      761,000        634,000        846,000
    Other, net                                   6,000         41,000        (28,000)
    Changes in operating assets and liabilities
     Accounts, notes, & other receivables      650,000      4,438,000      5,065,000
     Contracts in progress and inventory                    2,159,000      2,159,000
     Prepaid expenses                          (40,000)        99,000        106,000
     Accounts payable &  accrued expenses     (318,000)    (2,203,000)    (2,427,000)
     Accrued income taxes payable             (155,000)      (226,000)      (246,000)
                                            ----------     ----------     ----------
Cash provided by operating activities:         773,000      4,898,000      5,258,000

Cash flows from investing activities:
  Proceeds from sale of assets                              5,144,000      5,222,000
  Purchase of property, plant & equipment     (101,000)       (44,000)       (44,000)
  Decrease (increase) in long-term
    notes receivable                            23,000       (300,000)      (260,000)
  Decrease (increase) in Goodwill
    and other assets                        (1,184,000)        94,000         70,000
  decrease (increase) in short-term
    investments, at cost                     2,414,000     (7,042,000)    (7,076,000)
                                            ----------     ----------     ----------
Net cash provided by investing activities    1,152,000      2,148,000     (2,088,000)

Cash flows from financing activities:
  Principal payment on long-term borrowing  (2,500,000)    (3,000,000)    (3,000,000)
  Proceeds from reissue of treasury shares     109,000        247,000        267,000
  Purchase of treasury shares                 (237,000)      (417,000)      (417,000)
  Cash dividends paid                         (409,000)      (327,000)      (327,000)
Net cash used by financing activities       (3,037,000)    (3,497,000)    (3,477,000)
                                            ----------     ----------     ----------
Decrease in cash and cash equivalents       (1,112,000)      (747,000)      (307,000)

Cash at beginning of period                  1,699,000      2,006,000      2,006,000
                                            ----------     ----------     ----------

Cash at end of period                         $587,000     $1,259,000     $1,699,000
                                            ==========     ==========     ==========
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See accompanying Notes to Consolidated Financial Statements.

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